Exhibit 23.05

Independent Auditors’ Consent

The Managing Member
Levy/Latham, LLC:

We consent to the use of our report dated January 20, 2000, with respect to the consolidated statements of operations, members’ deficit and cash flows of Levy/Latham, LLC and subsidiary for the year ended September 30, 1999 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/S/    KPMG LLP

Phoenix, Arizona
September 30, 2002